Exhibit (k)(7)

LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is entered into as of [●], 2026 (the “Effective Date”), by and among Yorkville Ives & Co., LLC, a Delaware limited liability company(the “Licensor”), Ives Ultra Capital Management LLC, a Delaware limited liability company (the “Adviser”), and Ives Ultra AI Opportunities Inc., a Maryland corporation (the “Fund” and, together with the Adviser, the “Licensees” and each, a “Licensee”; the Licensees, together with the Licensor, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Licensor owns or controls rights in and to the name and mark “Ives” and related names and marks (collectively, the “Licensed Marks”), which the Licensor has used, or will use, in connection with its research and financial services business;

WHEREAS, the Adviser serves as investment adviser to the Fund, a closed-end investment company that intends to invest primarily in private artificial intelligence companies, pursuant to an Investment Management Agreement between the Fund and the Adviser;

WHEREAS, Daniel Ives is expected to serve in a governance capacity with respect to the Adviser but will not participate in the Fund's investment decision-making process;

WHEREAS, the Licensees desire to use the Licensed Marks as an element of their respective corporate names and in connection with the conduct of their respective businesses, and the Licensor is willing to permit the Licensees to use the Licensed Marks, subject to the terms and conditions of this Agreement; and

WHEREAS, the Parties intend that the Licensor’s obligations hereunder are obligations of the Licensor as a firm and are not conditioned upon the continued employment, engagement or affiliation of any individual;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.       Trademark License.

1.1       Grant. Subject to the terms and conditions of this Agreement, the Licensor hereby grants to each Licensee, and each Licensee hereby accepts, a personal, non-transferable, non-sublicensable, non-exclusive license, within the Permitted Field (as defined below), to use the Licensed Marks during the Term solely (a) in the case of the Adviser, as an element of the Adviser’s own corporate name, “Ives Ultra Capital Management LLC,” and in connection with the conduct of the Adviser’s investment management business, including the marketing and administration of the Fund; and (b) in the case of the Fund, as an element of the Fund’s own corporate name, “Ives Ultra AI Opportunities Inc.,” and in the Fund’s registration statement, prospectus and other offering documents, shareholder reports, regulatory filings, marketing materials, website and other communications relating to the Fund (collectively, the “Fund Documents”). “Permitted Field” means investment advisory services to, and the sponsorship, management, operation and offering of, the Fund. Any increase, expansion or amendment of the Permitted Field shall require an amendment to this Agreement in accordance with Section 9.4 hereof.. Except as provided above, neither Licensee nor any affiliate, owner, director, officer, employee or agent thereof shall otherwise use the Licensed Marks or any derivative thereof without the prior written consent of the Licensor. All rights not expressly granted to the Licensees hereunder are reserved to the Licensor.

1.2       Licensor's Reserved Rights. Nothing in this Agreement shall preclude the Licensor, its affiliates or any of their respective successors or assigns from using, or permitting other persons to use, the Licensed Marks for any purpose whatsoever.

2.       Ownership and Protection of the Licensed Marks.

2.1       Ownership; Goodwill. Each Licensee acknowledges and agrees that the Licensor is the owner of all right, title and interest in and to the Licensed Marks, and all such right, title and interest shall remain with the Licensor. All goodwill and reputation generated by the Licensees’ use of the Licensed Marks shall inure to the benefit of the Licensor. Neither Licensee shall contest, dispute or challenge the Licensor’s right, title and interest in and to the Licensed Marks, and neither Licensee shall by any act or omission use the Licensed Marks in any manner that disparages or reflects adversely on the Licensor or its business or reputation.

2.2       Quality Control. To preserve the inherent value of the Licensed Marks, each Licensee agrees to use reasonable efforts to ensure that it maintains the quality of such Licensee’s business and the operation thereof equal to or greater than the standards prevailing in the operation of the Licensor’s and such Licensee’s business as of the Effective Date, and to use the Licensed Marks in accordance with such quality standards as may be established by the Licensor and communicated to the Licensees from time to time in writing. Each Licensee shall submit to the Licensor, upon reasonable request, samples of materials bearing the Licensed Marks for quality review.

2.3       Compliance with Laws. Each Licensee agrees that the business operated by it in connection with the Licensed Marks shall comply in all material respects with all laws, rules, regulations and requirements of any governmental body applicable to the operation, advertising and promotion of such business.

2.4       Notification of Infringement; Enforcement. Each Party shall promptly notify the other Parties, and provide all relevant background facts, upon becoming aware of (a) any registration of, or application for registration of, marks that do or may conflict with the Licensed Marks, (b) any infringement, imitation or unauthorized use of the Licensed Marks by any third party, or (c) any claim that a Licensee’s use of the Licensed Marks infringes the intellectual property rights of any third party. The Licensor shall have the exclusive right, but not the obligation, to prosecute, defend and settle, in its sole discretion, all actions, proceedings and claims involving any such infringement or claim, and the Licensees shall reasonably cooperate with the Licensor in connection therewith.

3.       License Fee. No license fee or other payment shall be due or payable by the Adviser or either Licensee to the Licensor in consideration of, or in connection with, the licenses granted under this Agreement.

4.       Continuity. The Licensor’s obligations under this Agreement are obligations of the Licensor as a firm and are not conditioned upon the continued employment, engagement or affiliation with the Licensor of any individual, including Daniel Ives. The departure, death, disability or reduced involvement of any individual, including Daniel Ives, shall not constitute a termination event, shall not excuse the Licensor’s performance hereunder, and shall not otherwise affect the rights of the Licensees or the obligations of the Licensor under this Agreement, including the licenses granted under Section 1. Notwithstanding the foregoing or anything in this Agreement to the contrary, if the Licensor at any point ceases to have rights to the Licensed Marks, the sole remedy of the Licensees shall be the termination of this Agreement and the Licensor shall have no liability to the Licensees whatsoever.

5.       Publicity; Fund Documents. The Licensees may identify and describe the Licensor and its principals, including Daniel Ives, in the Fund Documents, including in filings with the U.S. Securities and Exchange Commission, solely to describe the license arrangements contemplated by this Agreement; provided, that any such description in the Fund’s offering documents or other public materials shall be subject to the Licensor’s prior review and approval, such approval not to be unreasonably withheld, conditioned or delayed and deemed given if the Licensor does not object in writing within ten (10) business days after receipt. Descriptions substantially consistent with previously approved descriptions shall not require further approval. Neither Licensee shall state or imply that the Licensor or any of its principals sponsors, manages, endorses or provides investment advice to the Fund.

6.       Disclaimers; Relationship of the Parties.

6.1       No Investment Advice; No Affiliation. Each Licensee acknowledges and agrees that: (a) the Licensor is not an investment adviser or fiduciary to either Licensee and does not provide investment advice to either Licensee; (b) the Licensor has no responsibility for, and no role in, the selection, management or performance of the Fund’s investments, all of which are the sole responsibility of the Fund and the Adviser; and (c) the Licensor makes no representation or warranty regarding the performance or prospects of the Fund.

6.2       Independent Contractors. Except as expressly provided or authorized in advance in writing, no Party shall have, or shall represent that it has, any power, right or authority to bind any other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of any other Party. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency or fiduciary relationship among the Parties.

7.       Representations and Warranties; Indemnification.

7.1       Mutual Representations. Each Party represents and warrants to the other Parties that: (a) it is duly formed, validly existing and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action; (b) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (c) its execution, delivery and performance of this Agreement do not violate, conflict with or result in a breach of its organizational documents, any agreement to which it is a party or any applicable law, rule, regulation or order.

7.2       Licensor Representations. The Licensor further represents and warrants that: (a) it owns, or has sufficient rights in and to, the Licensed Marks to grant the license set forth in this Agreement; and (b) as of the Effective Date, it has not received written notice of any claim that the Licensed Marks infringe the intellectual property rights of any third party.

7.3       Indemnification. The Licensor shall indemnify, defend and hold harmless each Licensee and its directors, officers, members, managers and agents from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of any third-party claim that the use of the Licensed Marks in accordance with this Agreement infringes or misappropriates the intellectual property rights of any third party; provided, that (i) such indemnification shall not apply to any claim to the extent arising from a Licensee’s modification of the Licensed Marks without the Licensor’s prior written consent, (ii) the Licensor’s aggregate liability under this Section 7.3 shall not exceed the aggregate amount of any license fees actually paid by the Licensees to the Licensor hereunder (or, if no license fees have been paid, One Hundred Thousand Dollars ($100,000)), and (iii) the indemnified Licensee shall provide the Licensor with prompt written notice of any such claim, permit the Licensor to control the defense and settlement of such claim, and reasonably cooperate in such defense at the Licensor’s expense. Each Licensee shall, severally and not jointly, indemnify, defend and hold harmless the Licensor and its partners, members, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of any third-party claim arising from (a) the operation of such Licensee’s business or, in the case of the Fund, the offer or sale of its securities (other than claims for which the Licensor is obligated to indemnify the Licensees under the preceding sentence) or (b) such Licensee’s use of the Licensed Marks in breach of this Agreement.

7.4       Limitation of Liability. Except in respect of a Party’s indemnification obligations under Section 7.3 or a Party’s fraud or willful misconduct, (a) no Party shall be liable to any other Party for any indirect, incidental, consequential, special, punitive or exemplary damages (including lost profits) arising out of or relating to this Agreement, even if advised of the possibility thereof, and (b) each Party’s aggregate liability arising out of or relating to this Agreement shall not exceed Ten Thousand Dollars ($10,000).

8.       Term and Termination.

8.1       Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of one (1) year, and shall thereafter renew automatically for successive one (1) year terms, unless terminated in accordance with this Section 8 (the “Term”).

8.2       Termination for Cause. The Licensor may terminate this Agreement (or this Agreement as it applies to one Licensee) immediately upon written notice if (a) a Licensee fails to cure any material breach of this Agreement within thirty (30) days following written notice thereof, (b) a Licensee becomes subject to any bankruptcy, insolvency, receivership, liquidation or similar proceeding, (c) a Licensee engages in any activity that, in the Licensor’s reasonable judgment, materially damages or is likely to materially damage the reputation or goodwill associated with the Licensed Marks or the Licensor, or (d) the Adviser ceases to serve as investment adviser to the Fund. The Licensees, acting together, may terminate this Agreement if the Licensor fails to cure any material breach of this Agreement within thirty (30) days following written notice thereof.

8.3       Termination by Licensor. The Licensor may terminate this Agreement for convenience upon one hundred eighty (180) days’ prior written notice to the Licensees.

8.4       Termination by the Licensees. The Licensees, acting together, may terminate this Agreement for convenience upon ninety (90) days’ prior written notice to the Licensor, and either Licensee may terminate this Agreement as to itself for convenience upon ninety (90) days’ prior written notice to the Licensor and the other Licensee, in which case this Agreement shall remain in effect as to the other Licensee.

8.5       Effect of Termination; Transition. Upon expiration or termination of this Agreement as to a Licensee, such Licensee shall, as promptly as reasonably practicable and in any event within ninety (90) days thereafter, change its corporate name to a name that does not include the Licensed Marks, and shall thereafter discontinue use of the Licensed Marks, except that such Licensee may (a) continue to use the Licensed Marks during such period as reasonably necessary to effect an orderly transition, including obtaining any required board, shareholder, member and regulatory approvals, and (b) at all times refer to its former name as historical fact and retain the Licensed Marks in historical documents and records as required by law. Any termination or expiration of this Agreement shall have no effect on any other agreements between or among the Licensor, the Licensee, or their respective affiliates. Sections 2.1 (first two sentences), 5 (last sentence), 6, 7.3 and 7.4, and this Section 8.5, shall survive any expiration or termination of this Agreement, together with any accrued payment obligations and any other provision that by its nature is intended to survive.

9.       Miscellaneous.

9.1       Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, that the Licensor may assign this Agreement to an affiliate or to a successor to all or substantially all of its business or assets, whether by merger, sale of assets, change of control or otherwise, so long as such assignee expressly assumes in writing the Licensor’s obligations hereunder. No assignment shall relieve the assigning Party of its obligations hereunder, and any purported assignment in violation of this Section 9.1 shall be null and void.

9.2       Governing Law; Forum. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, City and State of New York, for the resolution of any dispute arising out of or relating to this Agreement, and irrevocably waives any objection to venue or any claim of inconvenient forum in respect of such courts.

9.3       Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed given when delivered personally, by reputable overnight courier, or by email (with confirmation of transmission), addressed to the applicable Party at the address or email address set forth on its signature page hereto, or to such other address as a Party may designate by notice given in accordance with this Section 9.3.

9.4       Amendment; Waiver. This Agreement may be amended, and any provision hereof waived, only by a written instrument signed by all Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise thereof.

9.5       Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to replace such provision with a valid and enforceable provision that most nearly effects the Parties’ original intent.

9.6       Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, among the Parties with respect to such subject matter.

9.7       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective permitted successors and assigns, and nothing herein is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy.

9.8       Counterparts. This Agreement may be executed in counterparts (including by electronic signature or by delivery of signed signature pages by email in ..pdf format), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

YORKVILLE IVES & CO., LLC

By:	/s/Troy Rillo
Name:	Troy Rillo
Title:	Partner

IVES ULTRA CAPITAL MANAGEMENT LLC

By:	/s/Edward Leathers
Name:	Edward Leathers
Title:	Authorized Signatory

IVES ULTRA AI OPPORTUNITIES INC.

By:	/s/Edward Leathers
Name:	Edward Leathers
Title:	Authorized Signatory